Exhibit 99

General Electric Capital Corporation
Condensed Statement of Earnings

	Three months ended June 30,			Six months ended June 30,
(In millions, Unaudited)	2012	2011	V %	2012	2011	V %

Revenues
Revenues from services	$11,432	$12,398		$22,844	$25,392
Sales of goods	26	42		56	84
Total revenues	11,458	12,440	(8)%	22,900	25,476	(10)%

Costs and expenses
Costs of sales, operating and administrative expenses	4,787	5,279		9,408	10,572
Interest	2,988	3,598		6,184	7,182
Investment contracts, insurance losses and insurance
annuity benefits	702	790		1,473	1,559
Provision for losses on financing receivables	743	792		1,606	1,932
Total costs and expenses	9,220	10,459	(12)%	18,671	21,245	(12)%

Earnings from continuing operations before
income taxes	2,238	1,981	13%	4,229	4,231	—%
Benefit (provision) for income taxes	(102)	(346)		(289)	(775)
Earnings from continuing operations	2,136	1,635	31%	3,940	3,456	14%

Earnings (loss) from discontinued operations,
net of taxes	(553)	195		(770)	230

Net earnings	1,583	1,830	(13)%	3,170	3,686	(14)%

Less net earnings attributable to
noncontrolling interests	14	20		26	51
Net earnings attributable to GECC	$1,569	$1,810	(13)%	$3,144	$3,635	(14)%

Amounts attributable to GECC:
Earnings from continuing operations	$2,122	$1,615	31%	$3,914	$3,405	15%
Earnings (loss) from discontinued operations, net of taxes	(553)	195		(770)	230
Net earnings attributable to GECC	$1,569	$1,810	(13)%	$3,144	$3,635	(14)%

(1)

General Electric Capital Corporation
Summary of Operating Segments

	Three months ended June 30,				Six months ended June 30,
(In millions, Unaudited)	2012	2011	V	%	2012	2011	V %

Revenues
Commercial Lending and Leasing (CLL)	$4,141	$4,666	(11)%		$8,583	$9,274	(7)%
Consumer	3,812	4,172	(9)%		7,689	8,995	(15)%
Real Estate	876	992	(12)%		1,712	1,899	(10)%
Energy Financial Services	446	365	22%		685	710	(4)%
GE Capital Aviation Services (GECAS)	1,317	1,327	(1)%		2,648	2,652	—%
Total segment revenues	10,592	11,522	(8)%		21,317	23,530	(9)%
GECC corporate items and eliminations	866	918	(6)%		1,583	1,946	(19)%
Total revenues	$11,458	$12,440	(8)%		$22,900	$25,476	(10)%

Segment profit
CLL	$626	$701	(11)%		$1,311	$1,255	4%
Consumer	907	1,042	(13)%		1,736	2,283	(24)%
Real Estate	221	(335)	F		277	(693)	F
Energy Financial Services	122	139	(12)%		193	251	(23)%
GECAS	308	321	(4)%		626	627	—%
Total segment profit	2,184	1,868	17%		4,143	3,723	11%
GECC corporate items and eliminations	(62)	(253)	75%		(229)	(318)	28%
Earnings from continuing operations
attributable to GECC	2,122	1,615	31%		3,914	3,405	15%
Earnings (loss) from discontinued operations,
net of taxes, attributable to GECC	(553)	195	U		(770)	230	U
Net earnings attributable to GECC	$1,569	$1,810	(13)%		$3,144	$3,635	(14)%

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General Electric Capital Corporation
Condensed Statement of Financial Position

	June 30,	December 31,
(In billions, Unaudited)	2012	2011

Assets
Cash & marketable securities	$114.2	$124.1
Inventories	0.1	0.1
Financing receivables - net	274.0	288.8
Property, plant & equipment - net	52.0	51.4
Goodwill & intangible assets	28.5	28.8
Other assets	85.5	88.9
Assets of businesses held for sale	3.0	0.7
Assets of discontinued operations	1.5	1.7

Total assets	$558.8	$584.5

Liabilities and equity
Borrowings and bank deposits	$418.0	$443.1
Investment contracts, insurance liabilities and insurance annuity benefits	28.3	30.2
Other liabilities	29.8	31.6
Liabilities of businesses held for sale	0.3	0.3
Liabilities of discontinued operations	1.8	1.5
GECC shareowners' equity	79.8	77.1
Noncontrolling interests	0.8	0.7

Total liabilities and equity	$558.8	$584.5

(3)